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                      DISTRIBUTION PLAN FOR CLASS B SHARES

                                       OF

                                ATLAS ASSETS, INC


          WHEREAS, Atlas Assets, Inc. (the "Company") is a Maryland corporation which offers shares of common stock in various series ("Funds");

          WHEREAS, Atlas Securities, Inc. (the "Distributor") will serve as distributor of the shares of common stock of the Company, and the Company and the Distributor are parties to a principal underwriting agreement (the "Agreement");

          WHEREAS, certain Funds of the Company offer multiple classes of shares including shares subject to a front-end sales charge ("Class A Shares") and shares subject to an asset based sales charge and a declining contingent deferred sales charge ("Class B Shares");

          WHEREAS, Class A shares are subject to a separate Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act");

          WHEREAS, the purpose of this Distribution Plan (the "Plan") is to authorize the Company to bear expenses of distribution of its Class B Shares, including compensation to the Distributor for expenses incurred, and services and facilities provided, in distributing Class B Shares of each of the Funds set forth in Exhibit A hereto as may be amended from time to time, in accordance with the requirements of Rule 12b-1;

          WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that this Plan will benefit the Company and its Class B shareholders:

          NOW, THEREFORE, the Company adopts this Plan as follows:

          1. As Distributor of the shares of the Company, it may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Company's shares, including, but not limited to, payment of trail commissions and other payments to brokers, dealers, financial institutions or others who sell shares and/or service shareholder accounts; compensation to and expenses, including overhead and telephone expenses, of the Distributor; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

          2. Each Fund with Class B Shares will pay the Distributor for: (a) expenses incurred in connection with



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advertising and marketing shares of the Class B Shares including but not limited to any advertising or marketing via radio, television, newspapers, magazines, telemarketing or direct mail solicitations; (b) periodic payments of fees for distribution assistance made to one or more securities dealers, or other industry professionals, such as investment advisers, accountants, estate planning firms and the Distributor itself (collectively "Service Organizations") in respect of the average daily value of the Funds' Class B Shares beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship, and (c) expenses incurred in preparing, printing and distributing the Funds' prospectuses and statements of additional information with respect to Class B Shares (except those used for regulatory purposes or for distribution to existing shareholders of the Funds).

          3. While this Plan is in effect the Distributor will be compensated by each Fund with Class B Shares for such distribution expenses that are incurred, and services and facilities that are provided, in connection with Class B Shares of the Fund on a monthly basis, at the annual rate not to exceed
 .75 of 1% as set forth in the Fund's then current Prospectus(es), which rate is based on the Fund's average daily net assets during such month for its Class B Shares. These monthly payments to the Distributor will be made in accordance with and subject to the conditions set forth below. For the purposes of determining the amounts payable under the Plan, the value of a Fund's net assets attributable to its Class B Shares shall be computed in the manner specified in the Fund's Prospectus and Statement of Additional Information as then in effect for the computation of the value of the Fund's net assets.

          The distribution fees payable to the Distributor are designed to compensate the Distributor for the expenses it incurs and the services it renders in distributing Class B Shares of the Funds. However, because this Plan is a compensation plan, the distribution fees are payable even if the amount paid exceeds the Distributor's actual expenses. If in any year the Distributor's expenses incurred in connection with the distribution of Class B Shares of a Fund exceed the distribution fees paid by the Fund, the Distributor will recover such excess only if this Plan with respect to the Fund continues to be in effect in some later year when the distribution fees exceed the Distributor's expenses. There is no limit on the periods during which unreimbursed expenses may be carried forward, although the Company is not obligated to repay any unreimbursed expenses for a Fund that may exist at such time, if any, as this Plan terminates or is not continued with respect to the Fund. No interest, carrying or finance charge will be imposed on any amounts carried forward.

          Payment made out of or charged against the assets of a particular Fund must be in payment for distribution expenses incurred on behalf of such Fund and which are described herein.


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          4.   Payments by the Distributor to a Service Organization described in this Plan shall be subject to compliance by the Service Organization with the terms of a selling group agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a client of a Service Organization that has entered into a selling group agreement with the Distributor, but continues to hold shares of the Plan, the Distributor will be entitled to receive similar payments in respect of the distribution assistance provided with respect to such investor.

          5. The Distributor shall provide the Board, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purposes for which the amounts were expended.

          6. This Plan shall not take effect with respect to a Fund until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class B Shares of the Fund, which may be by vote of the initial shareholder of the Fund's Class B Shares. If so approved, this Plan, unless earlier terminated in accordance with its terms, shall continue in full force and effect thereafter and shall continue automatically for successive annual periods provided such continuance is approved by a majority of the Board, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

          7.   This Plan may be amended at any time by the Board provided that
(i) any amendment to increase materially the costs which any Fund may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective Fund's Class B Shares and (ii) any material amendments of the terms of this Plan shall become effective only upon approval by a majority of the Board and a majority of the Disinterested Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan.

          8. This Plan is terminable, as to any Fund, without penalty at any time by (i) vote of the majority of the Disinterested Directors, or (ii) vote of a majority of the outstanding voting Class B Shares of such Fund.

          9. Any agreement related to this Plan shall be in writing, and shall provide:

               (a) that such agreement may be terminated as to any Fund at any time, without


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          payment of any penalty, by vote of a majority of the Independent
          Directors or by a vote of a majority of the outstanding Class B Shares of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and

               (b) that such agreement shall terminate automatically in the event of its assignment.

          10. It is recognized that the costs of distributing the Company's Class B Shares may exceed the sum of the sales charges collected on sales of shares and payments made by the Company pursuant to this Plan. In view of this, if and to the extent that any investment advisory fees paid by the Company might be considered as indirectly financing any activity which is primarily intended to result in the sale of Company shares, the payment by the Company of such fees hereby is authorized under this Plan.

          11. While this Plan is in effect, the selection and nomination of Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) shall be committed to the discretion of the Directors who are not interested persons.

          12. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 6 hereof for a period of not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such reports shall be stored in an easily accessible place.

          13.  The Board has adopted this Plan as of February 18, 1994.


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                                    EXHIBIT A


                      DISTRIBUTION PLAN FOR CLASS B SHARES
                              OF ATLAS ASSETS, INC.
                         AS AMENDED ON FEBRUARY 16, 1996


     The provisions of the Distribution Plan for Class B Shares of Atlas Assets, Inc. between ATLAS ASSETS, INC. (the "Company") and ATLAS SECURITIES, INC. (the "Distributor") apply to the following series of the Company:

     Atlas National Municipal Bond Fund
     Atlas California Municipal Bond Fund
     Atlas U.S. Government and Mortgage Securities Fund
     Atlas Growth and Income Fund
     Atlas U.S. Treasury Money Fund
     Atlas U.S. Government Intermediate Fund
       (Formerly Atlas U.S. Treasury Intermediate Fund)
     Atlas National Insured Intermediate Municipal Fund
     Atlas California Insured Intermediate Municipal Fund
     Atlas Balanced Fund
     Atlas Strategic Growth Fund
     Atlas Global Growth Fund
     Atlas Strategic Income Fund

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